Exhibit 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President Spectrum Pharmaceuticals, Inc. (949) 743-9295	Anna Kazanchyan, M.D. Spectrum Pharmaceuticals, Inc. (949) 743-9215

Spectrum Pharmaceuticals Reduces Board Size and
Adopts Annual Election of Directors

     IRVINE, Calif., April 20, 2004 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that its Board of Directors approved a reduction in the number of directors from nine to seven as well as amended the corporate bylaws to declassify the Board to eliminate the classes and staggered terms and provide for the annual election of all directors. These changes will be effective immediately prior to the 2004 Annual Meeting of Stockholders, tentatively scheduled for July 9, 2004.

     “We believe that the move to reduce the size of our Board of Directors demonstrates our commitment to stockholders and that a streamlined and more focused Board is more appropriate for a company of Spectrum’s size,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum.

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is a pharmaceutical company engaged in the business of acquiring, developing and commercializing proprietary and generic drug products which have a primary focus on the treatment of cancer and related disorders. The Company’s lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG, and has been granted fast-track status by the United States Food and Drug Administration (FDA). Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin’s lymphoma. EOquin™, a phase 2 drug, is being studied in the treatment of superficial bladder cancer. In addition, the Company has filed with the FDA three Abbreviated New Drug Applications for the generic drugs ciprofloxacin, carboplatin and fluconazole. For additional information, including SEC filings, visit the Company’s web site at www.spectrumpharm.com.

Forward-looking statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, and any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing drug candidates may not prove safe or effective, the possibility that our existing drug candidates may not receive approval from the FDA in a timely manner or at all, the possibility that our existing drug candidates, if approved, may not be more effective, safer or more cost efficient that competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues and need for additional financing, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our management’s limited experience working together, our dependence on third parties for clinical trials and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.